EXHIBIT 99.1

For Immediate Release
Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498

Instagram CEO and Co-Founder Kevin Systrom Joins Walmart's Board of Directors

BENTONVILLE, Ark., Sept. 29, 2014 -- Wal-Mart Stores, Inc. (NYSE: WMT) today announced that its Board of Directors has appointed Kevin Systrom, an entrepreneur, software engineer and co-founder of photo-sharing service Instagram, as a new member of the company's Board, effective Sept. 26. Systrom became the 15th member of the Board and will also serve as a member of the company's Technology and eCommerce Committee and its Compensation, Nominating and Governance Committee (CNGC).

"Kevin's entrepreneurial background and his technical and digital expertise will be invaluable as we further connect with customers and deploy new capabilities through e-commerce and mobile channels," said Walmart Chairman Rob Walton. "Walmart is investing in e-commerce capabilities through talent, technology and fulfillment. Kevin's passion and deep knowledge of social media align with our focus to engage customers through our digital and physical channels."

"Walmart has had a profound impact as a global leader in retail," Systrom said. "It's an honor to join the Walmart Board and have an opportunity to help provide more convenient and flexible ways for people to shop."

Systrom, 30, is best known as CEO and co-founder of Instagram, the photo-and-video sharing social networking service. Founded in 2010, Instagram was acquired by Facebook in August 2012. Systrom is currently CEO of Instagram, where he is responsible for its day-to-day operations and has overseen its growth to more than 200 million monthly active accounts.

A native of Massachusetts, Systrom holds a B.S. in management science and engineering from Stanford University. Since 2011, Systrom has consistently been ranked in lists such as Fortune's 40-under-40 and TIME's 100 most influential people.

About Walmart
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 250 million customers and members visit our 11,053 stores under 71 banners in 27 countries and e-commerce websites in 11 countries. With fiscal year 2014 sales of over $473 billion, Walmart employs approximately 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.
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